                                                         PRELIMINARY COPIES
                                                   CONFIDENTIAL, FOR USE OF
                                                        THE COMMISSION ONLY

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14C
                               (Rule 14C-101)

               INFORMATION REQUIRED IN INFORMATION STATEMENT

                          SCHEDULE 14C INFORMATION

              INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:

 [x]  Preliminary information          [x]  Confidential, for Use of the
      statement                             Commission Only (as
                                            permitted by Rule 14c-5(d)(2))
 [ ]  Definitive information
      statement

                            CBI INDUSTRIES, INC.
                (Name of Registrant as Specified in Charter)

      Payment of Filing Fee (Check the appropriate box):

      [ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

      [x] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

       Common Stock, par value $2.50 per share

      (2)   Aggregate number of securities to which transaction applies:

       2,718,358 shares of Common Stock

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      Pursuant to the Agreement and Plan of Merger among CBI Industries, Inc., Praxair, Inc. and PX Acquisition Corp., dated as of December 22, 1995, the price to be paid for each share to be purchased in the merger is $33.00. Pursuant to Rule 0-11(c), the filing fee of $17,941.16 was calculated as 1/50 of 1% of the total cash payment to be made in the merger, which is equal to the product of $33.00 per share and 2,718,358 shares to be purchased.

      (4)   Proposed maximum aggregate value of transaction:

       $89,705,814.00

      (5)   Total fee paid:

       $17,941.16

      [ ]   Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:  N/A

      (2)   Form, Schedule or Registration Statement No.:  N/A

      (3)   Filing Party:  N/A

      (4)   Date Filed:  N/A

                            CBI INDUSTRIES, INC.
                            800 JORIE BOULEVARD
                      OAK BROOK, ILLINOIS  60521-2261


                                                            _________, 1996

Dear Stockholder:

      As announced on December 22, 1995, CBI Industries, Inc. and Praxair Inc. have entered into a merger agreement. Pursuant to an amended tender offer for all of CBI's outstanding common stock, Praxair has already acquired, through a wholly owned subsidiary, approximately 94% of the outstanding common stock of CBI. Pursuant to the merger agreement, CBI will merge with Praxair's wholly owned subsidiary. In the merger, our remaining stockholders will receive, in exchange for their shares of common stock, $33.00 cash per share, without interest thereon. Praxair will thereupon own the entire common equity interest in CBI.

      A special meeting of stockholders will be held at                 ,
at     A.M., Central Standard Time, on       , 1996, to consider and vote
upon a proposal to approve the merger agreement and the merger previously approved by our Board of Directors. Approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding stock of CBI entitled to vote thereon. Because Praxair's 94% interest will be voted in favor of the proposal, its passage is assured without the vote of any other stockholder. In light of this, you are not being asked for a proxy and are requested not to send one. If you so wish, you may vote your shares by attending the special meeting in person. The accompanying Information Statement explains in detail the terms of the merger. Please read the Information Statement carefully.

      We appreciate your loyalty and support as a stockholder of our company in the past as we move forward with this transition to new ownership.

                                          Sincerely yours,


                                          H. William Lichtenberger

                            CBI INDUSTRIES, INC.
                            800 JORIE BOULEVARD
                      OAK BROOK, ILLINOIS  60521-2261


                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD          , 1996


To The Stockholders of CBI INDUSTRIES, INC.:

            NOTICE IS HEREBY GIVEN that a special meeting of the holders of Shares (as defined below) of CBI Industries, Inc., a Delaware corporation
(the "Company"), will be held at                 , at          A.M.,
Central Standard Time, on       , 1996 (the "Special Meeting") for the
following purposes:

            1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), attached as Exhibit A to the accompanying Information Statement, among Praxair, Inc., a Delaware corporation ("Praxair"), PX Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Praxair (the "Purchaser"), and the Company dated as of December 22, 1995 and the Merger (as defined herein). Under the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), (i) the Purchaser will be merged with and into the Company (the "Merger"),
(ii) each outstanding share of the Company's Common Stock, par value $2.50 per share (the "Common Stock"), and the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights" and, together with such shares of Common Stock, except where the context otherwise requires, the "Shares"), (other than Shares owned by Praxair, the Purchaser or any other subsidiary of Praxair and any Shares which are held by dissenting Stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, as amended), will be converted into the right to receive $33.00 in cash, without interest thereon and (iii) each Share issued and outstanding and owned by Praxair, the Purchaser or any other subsidiary of Praxair, and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist.

            2. To transact such other business as may properly come before the meeting or any adjournment thereof.

            Only the holders of Shares of record at the close of business
on         , 1996, will be entitled to notice of, and to vote at, the
Special Meeting.

            The Company's Board of Directors (the "Board") has determined that the Merger is fair to and in the best interests of the Company and its stockholders, has approved the Merger Agreement and the Merger and recommends that holders of Shares vote in favor of the Merger Proposal.

                              By Order of the Board of Directors,


                              ____________________
                              Secretary


Dated            , 1996



                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                       REQUESTED NOT TO SEND US A PROXY.

                             TABLE OF CONTENTS


                                                                 Page No.

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . .    4
CERTAIN INFORMATION CONCERNING THE COMPANY  . . . . . . . . . . .    6
CERTAIN INFORMATION CONCERNING PRAXAIR AND THE PURCHASER  . . . .    8
BACKGROUND OF THE MERGER  . . . . . . . . . . . . . . . . . . .     10
RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER  . . . . .   17
OPINIONS OF FINANCIAL ADVISORS  . . . . . . . . . . . . . . . . .   19
INTERESTS OF CERTAIN PERSONS  . . . . . . . . . . . . . . . . . .   24
CERTAIN EFFECTS OF THE CONSUMMATION OF THE OFFER
  ON THE SHARES . . . . . . . . . . . . . . . . . . . . . . . . .   27
STRUCTURE OF THE MERGER . . . . . . . . . . . . . . . . . . . . .   27
FINANCING OF THE MERGER . . . . . . . . . . . . . . . . . . . . .   28
ACCOUNTING TREATMENT OF THE MERGER  . . . . . . . . . . . . . . .   28
CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS  . . . . . .   28
CERTAIN FEDERAL TAX CONSEQUENCES OF THE MERGER  . . . . . . . . .   29
THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . .   30
TRADING PRICES  . . . . . . . . . . . . . . . . . . . . . . . . .   35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS . . . . . . . . .   35
SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY . . . . . . . . .   35
INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . .   36
OTHER MATTERS TO COME BEFORE THE MEETING  . . . . . . . . . . . .   36
INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . .   36

ANNEXES:

      ANNEX A     Appraisal Rights . . . . . . . . . . . . . . . . A-1

EXHIBITS:

      EXHIBIT A   Agreement and Plan of Merger
      EXHIBIT B   Fairness Opinion of Lehman Brothers Inc.
      EXHIBIT C   Fairness Opinion of Merrill Lynch & Co.

                            CBI INDUSTRIES, INC.
                            800 Jorie Boulevard
                         Oak Brook, IL  60521-2268

         INFORMATION STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                                       , 1996


                                INTRODUCTION

            This Information Statement is being furnished to the holders of Shares (as defined herein) (the "Stockholders") of CBI Industries, Inc. a Delaware corporation (the "Company"), as of the Record Date (as defined herein) to consider the proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), attached hereto as Exhibit A, among Praxair, Inc., a Delaware corporation ("Praxair"), PX Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Praxair (the "Purchaser"), and the Company dated as of December 22, 1995. Pursuant to the Merger Agreement, the Purchaser amended its then outstanding tender offer to purchase all outstanding Shares, among other things, to increase the price to be paid pursuant thereto to $33.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1995, as amended and supplemented by the Supplement to the Offer to Purchase dated December 28, 1995 and the revised Letter of Transmittal (which together constitute the "Amended Praxair Offer"). The Amended Praxair Offer expired at 12:00 midnight, New York City time, on Thursday, January 11, 1996. The Purchaser accepted for payment 41,094,108 Shares, validly tendered pursuant to the Amended Praxair Offer and not withdrawn, representing approximately 94% of the total number of outstanding shares of the Company entitled to vote at the Special Meeting (as defined herein). The Merger (as defined herein) will be consummated on the terms and subject to the conditions set forth in the Merger Agreement.

            This Information Statement is being mailed on or about
        , 1996 to the holders of record of the Shares at the close of
business on       , 1996.

                                  SUMMARY

      The following is a brief summary of certain information contained elsewhere in this Information Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Information Statement and the Annex and Exhibits hereto, to which reference is made for a complete statement of the matters discussed below. Capitalized terms used in the following summary have the meanings set forth elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Annex and Exhibits hereto in their entirety.

PURPOSE OF SPECIAL MEETING          To vote upon the Merger Proposal.  (See
                                    "INTRODUCTION"; "THE SPECIAL MEETING")

DATE AND TIME OF SPECIAL MEETING    _______________, 1996 at ____ A.M.,
                                    Central Standard Time

PLACE OF MEETING                    ____________________
                                    ____________________
                                    ____________________

RECORD DATE                         _______________, 1996

NUMBER OF OUTSTANDING SHARES
ENTITLED TO VOTE                    43,891,766

MERGER TERMS                        In the Merger, the Company will become
                                    a wholly owned subsidiary of Praxair,
                                    and each outstanding Share (other than
                                    Shares owned by Praxair, the Purchaser
                                    or any other subsidiary of Praxair,
                                    Shares held in the Company's treasury
                                    and Dissenting Shares) will be
                                    converted into the right to receive
                                    $33.00 per Share in cash, without
                                    interest thereon.  (See "STRUCTURE OF
                                    THE MERGER" and "THE MERGER
                                    AGREEMENT").

REQUIRED VOTE                       The affirmative vote of a majority of
                                    the outstanding stock of the Company
                                    entitled to vote thereon is required
                                    for approval of the Merger

                                    Agreement and the Merger.  (See
                                    "SPECIAL MEETING--Voting at the Special
                                    Meeting.")

RECOMMENDATION OF THE
COMPANY'S BOARD OF DIRECTORS        The Company's Board of Directors has
                                    determined that the Merger is fair to
                                    and in the best interests of the
                                    Company and its stockholders, has
                                    approved the Merger Agreement and the
                                    Merger and recommends that holders of
                                    Shares vote in favor of the Merger
                                    Proposal.  (See "RECOMMENDATION OF THE
                                    BOARD AND REASONS FOR THE MERGER").

OPINION OF FINANCIAL ADVISOR        Lehman Brothers Inc. and Merrill Lynch
                                    & Co., the Company's financial
                                    advisors, have determined that as of
                                    the date of such opinions, the $33.00
                                    per Share consideration to be received
                                    by the stockholders of the Company
                                    pursuant to the Merger is fair to such
                                    stockholders from a financial point of
                                    view (See "RECOMMENDATION OF THE BOARD
                                    AND REASONS FOR THE MERGER").

RIGHTS OF DISSENTING STOCKHOLDERS   Under the Delaware General Corporation
                                    Law, any Stockholder who neither votes
                                    in favor of the Merger nor consents
                                    thereto in writing, who delivers a
                                    demand for appraisal prior to the vote
                                    of the Stockholders on the Merger, and
                                    who has otherwise complied with the
                                    applicable requirements of Section 262
                                    of the DGCL has the right, subject to
                                    compliance with certain procedural
                                    requirements, to an appraisal of, and
                                    to receive cash payment for, the "fair
                                    value" of his Shares.  (See "THE
                                    SPECIAL MEETING-Dissenters' Rights of
                                    Appraisal" and Annex A).

                            THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

      At a special meeting of the Stockholders of CBI to be held at
at       A.M., Central Standard Time on       , 1996 (the "Special
Meeting"), the Stockholders of the Company will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Merger Agreement and the Merger. Under the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), (i) the Purchaser will be merged with and into the Company (the "Merger"), (ii) the Company will be the corporation surviving the Merger (the "Surviving Corporation"), (iii) the separate existence of the Purchaser will cease,
(iv) each issued and outstanding share of the Company's Common Stock, par value $2.50 per share (the "Common Stock"), and the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended, between the Company and First Chicago Trust Company of New York (the "Rights Agent"), as Rights Agent (the "Rights" and together with such shares of Common Stock, except where the context otherwise requires, the "Shares") (other than any Shares owned by Praxair, the Purchaser or any other subsidiary of Praxair and any Shares which are held by dissenting stockholders exercising appraisal rights pursuant to
Section 262 of the Delaware General Corporation Law, as amended (the "DGCL")) will be converted into the right to receive $33.00 in cash, without interest thereon (the "Merger Consideration"), and (v) each Share issued and outstanding and owned by Praxair, the Purchaser or any other subsidiary of Praxair, and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist.

VOTING AT THE SPECIAL MEETING

      According to the Company's Restated Certificate of Incorporation, as amended (the "Restated Company Certificate") the Stockholders are entitled to one vote for each Share on each matter submitted to a vote of the stockholders of the Company. In addition, the holders of shares of $2.27 Convertible Series C Preferred Stock of the Company, par value $1.00 per share (the "Series C Preferred"), are entitled to 1.5 votes on all matters upon which the Stockholders are entitled to vote and vote together with the Stockholders as a single class. The Board of Directors of the Company (the
"Board") has fixed the close of business on        , 1996 as the record
date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. At the close of business
on the Record Date, there were          Shares outstanding and entitled to
vote, held by     Stockholders of record and no outstanding shares of
Series C Preferred. Accordingly, only Stockholders of record on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. 5

      Stockholders of record on the Record Date are entitled to one vote per Share, exercisable in person, at the Special Meeting. The presence in person of the holders of a majority of the outstanding stock of the Company entitled to vote is necessary to constitute a quorum at the Special Meeting.

      The affirmative vote of a majority of the outstanding stock of the Company entitled to vote thereon is required by the DGCL for approval of the Merger Agreement and the Merger. AS PURCHASER HAS ACQUIRED 41,094,108 SHARES PURSUANT TO THE AMENDED PRAXAIR OFFER WHICH, TOGETHER WITH SHARES PREVIOUSLY HELD BY PRAXAIR AND THE PURCHASER REPRESENT APPROXIMATELY 94% OF THE OUTSTANDING STOCK OF THE COMPANY ENTITLED TO VOTE AS OF THE RECORD DATE, PRAXAIR AND THE PURCHASER HAVE SUFFICIENT VOTING POWER TO APPROVE THE MERGER AGREEMENT AND MERGER WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, PRAXAIR AND THE PURCHASER HAVE AGREED TO VOTE SUCH SHARES FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. ABSTENTIONS FROM VOTING OF SHARES THAT ARE PRESENT AT THE SPECIAL MEETING, BROKER NON-VOTES AND ABSTENTIONS WILL HAVE THE SAME EFFECT AS VOTES AGAINST ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS".

      On December 22, 1995, the Board approved the Amended Praxair Offer, the Merger Agreement and the Merger for the purposes of Sections 203 and 251 of the DGCL and for purposes of Article Tenth and Article Fifteenth of the Restated Company Certificate.

DISSENTERS' RIGHTS OF APPRAISAL

      Under Section 262 of the DGCL, any Stockholder who neither votes in favor of the Merger nor consents thereto in writing, who delivers a demand for appraisal prior to the vote of the Stockholders on the Merger, and who has otherwise complied with the applicable requirements of Section 262 of the DGCL has the right to an appraisal of, and to receive cash payment for, the "fair value" of his Shares (the "Dissenting Shares"), at the Effective Time, excluding any element of value arising from the accomplishment or expectation of the Merger. In order to exercise such right, a Stockholder must comply with each of the procedural requirements of Section 262 of the DGCL, a summary of and the text of which is set forth in Annex A hereto. Stockholders should read Section 262 of the DGCL in its entirety. The "fair value" of each Share would be determined in judicial proceedings, the results of which cannot be predicted. The failure to take any of the steps required under Section 262 of the DGCL in a timely manner will result in a loss of appraisal rights.

      The Merger Agreement provides that the Company shall give Praxair prompt notice of any demands received by the Company for appraisal of Shares and, if any holders of

Dissenting Shares shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Praxair notice thereof and Praxair shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Praxair, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration. See Annex A hereto.

OTHER MATTERS TO BE CONSIDERED

      It is not anticipated that any matter other than approval of the Merger Proposal will be brought before the Special Meeting. If any other matter should properly come before the Special Meeting, those present at the Special Meeting will be entitled to vote with respect to such properly raised matters.


                 CERTAIN INFORMATION CONCERNING THE COMPANY

      The Company is a Delaware corporation with its principal executive offices located at 800 Jorie Boulevard, Oak Brook, Illinois 60521-2268. The Company has subsidiaries operating throughout the world in producing and distributing carbon dioxide and industrial gases, in designing, engineering, fabricating and erecting metal plate structures and executing other contracting services, and in providing oil and refined petroleum product storage and blending facilities.

      Set forth below is certain selected information of the Company and its consolidated subsidiaries which has been excerpted and derived from the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1994, 1993, 1992 and 1991, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by the Company with the Securities and Exchange Commission (the "Commission") and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth in this Information Statement. See "INCORPORATION OF DOCUMENTS BY REFERENCE". Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

                            CBI INDUSTRIES, INC.
           SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                   (In thousands, except per Share data)


                                      Nine Months
                                         Ended                           Year Ended December 31,


                                     September 30,
                                         1995             1994            1993             1992            1991


                                      (unaudited)

 SUMMARY OF EARNINGS DATA:

   Revenues  . . . . . . . . . .    $1,385,716      $1,890,907       $1,671,744      $1,672,774       $1,614,901

   Income from operations  . . .       115,977         160,540           26,145<F1>     166,280          167,533

Income (loss) before taxes, minority
    interest and cumulative
    effect of accounting changes        79,608         118,910           (2,235)<F1>    145,500          136,965

Net income (loss) to holders of
    Shares . . . . . . . . . . .        27,733          45,454          (39,846)<F1>     65,537<F2>       53,408

Net income (loss) per Share .             0.73            1.20            (1.07)<F1>       1.79<F2>         1.54

Net income (loss) per fully
    diluted Share  . . . . . . .          0.67            1.10            (0.89)<F1>       1.59<F2>         1.38

 BALANCE SHEET DATA:<F3>

   Total assets  . . . . . . . .    $2,124,373       2,008,712       $1,870,245      $1,685,325       $1,478,871

   Current assets  . . . . . . .       541,116         517,854          471,274         434,160          457,317

   Current liabilities . . . . .       351,618         379,052          345,070         325,458          337,675

   Long-term debt  . . . . . . .       716,331         666,730          607,579         410,998          259,550

   Common stockholders' equity .       696,814         677,698          643,532         688,294          645,591

<F1>    After a special charge of $91,600 ($68,400 after tax), which was equivalent to a net loss per Share of $1.84 ($1.60 on a fully diluted basis).
<F2>    Before cumulative effect of accounting changes.
<F3>    At period end.


                                                 For the Nine Months Ended                     For the Year Ended
                                                     September 30, 1995                        December 31, 1994


 Book value
 per Share . . . . . . . . . . . . . . .                     $18.20                                  $17.80

 Cash dividends declared
 per Share . . . . . . . . . . . . . . .                       0.36                                    0.48
 Income from continuing operations
 per Share . . . . . . . . . . . . . . .                       3.04                                    4.24

                       CERTAIN INFORMATION CONCERNING
                         PRAXAIR AND THE PURCHASER


      Praxair is a Delaware corporation with its principal executive offices located at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113.

      Praxair is the largest supplier of industrial gases in North and South America and one of the three largest worldwide. The gases find wide use in the primary metals, metal fabrication, chemicals, medical, electronics, petroleum refining, aerospace, food processing, oil and gas, glass, environmental remediation, printing and pulp and paper industries.

      Set forth below is certain selected financial information of Praxair and its consolidated subsidiaries which has been excerpted and derived from Praxair's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1995 and the quarter ended September 30, 1994. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by Praxair with the Commission and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. Such reports and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

                               PRAXAIR, INC.
           SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                    (In millions, except per share data)


                                                                         Nine Months Ended

                                                                September 30,            September 30,
                                                                    1995                     1994


                                                                              (unaudited)

 SUMMARY OF EARNINGS DATA:

   Sales . . . . . . . . . . . . . . . . . . . . . . . .              $  2,339              $  1,989
 Income from operations  . . . . . . . . . . . . . . . .                   411                   328

 Income before taxes and minority
   interests . . . . . . . . . . . . . . . . . . . . . .                   323                   249
 Net income to common stockholders . . . . . . . . . . .                   196                   148

   Net income per share of common stock  . . . . . . . .

   Book value per share (fully diluted)                                   1.37                  1.06
 BALANCE SHEET DATA: <F1>
   Total assets  . . . . . . . . . . . . . . . . . . . .              $  3,929              $  3,423
   Current assets  . . . . . . . . . . . . . . . . . . .                   890                   800

   Current liabilities . . . . . . . . . . . . . . . . .                 1,016                   747

   Long-term debt  . . . . . . . . . . . . . . . . . . .                   936                   963
   Common stockholders' equity . . . . . . . . . . . . .                 1,048                   817


<F1> At period end.

      The Company does not take any responsibility for the accuracy or completeness of information contained in this Information Statement with respect to the Purchaser or Praxair or any of their subsidiaries or affiliates, or for any failure by the Purchaser or Praxair to disclose events which may have occurred or may affect the significance or accuracy of any such information.

      The Purchaser, a Delaware corporation, which is a wholly owned subsidiary of Praxair, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal executive office of the Purchaser is located at the principal executive office of Praxair.

      Financial information of the Purchaser is not provided because Purchaser is a newly formed corporation with no historical financial information and will be merged with and into the Company as of the Effective Time, at which time the separate corporate existence of the Purchaser shall cease.


                          BACKGROUND OF THE MERGER

      Shortly after the December 1994 unsolicited proposal by another company to acquire certain assets of the Company, Mr. H. William Lichtenberger, the Chairman and Chief Executive Officer of Praxair, contacted Mr. John E. Jones, the then Chairman, President and Chief Executive Officer of the Company, to advise him of Praxair's willingness to consider a variety of possible transactions with the Company involving its industrial gases business, if the Company concluded it wished to effect some transaction in response to the unsolicited proposal. Mr. Jones indicated he would contact Praxair if he wished to pursue such a transaction.

      Several months later Mr. Lichtenberger contacted Mr. Jones to arrange a meeting. On May 19, 1995, Mr. Lichtenberger and Mr. Jones met in Chicago, Illinois and Mr. Lichtenberger raised with Mr. Jones a variety of possible transactions between Praxair and the Company, including the possibility of a business combination between Praxair and the Company. Mr. Jones indicated that he would consider Mr. Lichtenberger's ideas and respond after such consideration.

      Having heard no response from Mr. Jones, on August 28, 1995, Mr. Lichtenberger telephoned Mr. Jones to solicit a response regarding the possible transactions discussed at the May 19, 1995 meeting. During that call they agreed to meet on August 31, 1995 in the New York area.

      On August 31, 1995, Mr. Lichtenberger and Mr. John A. Clerico, Vice President and Chief Financial Officer of Praxair, met with Mr. Jones and Mr. A.J. Schneider, Chief Financial Officer of the Company, and discussed further a possible business combination between Praxair and the Company. During the course of that meeting Mr. Lichtenberger and Mr. Jones discussed the business rationale and strategic benefits of such a business combination as well as various possible structures and bases upon which such a business combination might proceed. At the conclusion of the meeting, Mr. Jones indicated he would contact Mr. Lichtenberger after the Labor Day holiday. On September 5, 1995, Mr. Jones called Mr. Lichtenberger to discuss further the possible business combination that had been the subject of the August 31 meeting. Mr. Jones indicated on that call that he wanted to consider the matter further and that they should talk further on Mr. Lichtenberger's return from a scheduled overseas trip.

      In a late September, 1995 telephone conversation, Mr. Jones indicated that he would respond to Mr. Lichtenberger following the Company's planned October Board meeting.

      At a meeting of the Board on October 11, the Board considered Mr. Lichtenberger's invitation to enter into negotiations and directed
Mr. Jones to tell Mr. Lichtenberger that the Company was not for sale and was not interested in negotiating with Praxair. On October 20, 1995, Mr. Jones telephoned Mr. Lichtenberger to indicate that the Company had decided to discontinue their discussions relating to a business combination between Praxair and the Company.

      On October 27, 1995, Mr. Lichtenberger telephoned Mr. Jones to inform him that Praxair was making a formal proposal to the Board relating to a proposed merger. In addition, the following letter was hand delivered to Mr. Jones:

                                          October 27, 1995


Mr. John E. Jones
Chairman, President and Chief
  Executive Officer
CBI Industries, Inc.
800 Jorie Boulevard
Oak Brook, IL  60521-7001

Dear John:

      As you know, over the past six months you and I have had several discussions regarding a possible transaction to effect a merger of our respective companies. Based on our conversations, I think we both realize that significant benefits could be realized by both our companies from such a transaction. Therefore, I was greatly disappointed when you told me on October 20 that you had decided not to continue our discussions.

      As I told you during that telephone conversation, in recent weeks we at Praxair have continued to carefully study the dynamics and potential advantages of a business combination of Praxair and CBI. As a result, we now feel even more strongly that such a business combination would result in significant strategic benefits for both our companies and our respective shareholders. In light of your current position which you communicated to me on October 20, and given what we continue to view as the compelling rationale for a business combination, we have decided that the best way to proceed is for Praxair to submit a specific proposal to your Board of Directors for its formal consideration.

      Accordingly, on behalf of the Board of Directors of Praxair, I am pleased to propose herewith the merger of Praxair and CBI pursuant to which your shareholders would receive $32.00 for each share of CBI common stock, which we would propose to pay in either cash or Praxair common stock. Our proposal to effect a merger of Praxair and CBI is subject to the negotiation of a mutually satisfactory definitive merger agreement containing customary terms and closing conditions.

      I hope that you will recognize the powerful business logic behind our proposal and that you will promptly submit it to your Board of Directors for its consideration with a favorable recommendation from you. It is our hope that, after appropriate consideration by your Board of Directors, your Board will authorize proceeding with the negotiation of the definitive merger agreement on the terms we have proposed.

      The price per share in our merger proposal is based on our present knowledge of CBI, which is limited to public information. It is our view that the price we are proposing would be both fair and highly attractive to your shareholders. Our proposal offers your shareholders a significant premium over the current market value of CBI.

      The transaction we propose represents a clearly attractive opportunity for Praxair to combine the leading industrial gases supplier in North and South America and the premier world supplier of carbon dioxide. The combined enterprise will be strongly positioned to maximize our marketing, engineering and technological skills as it expands its operations further into major global markets. It will also be able to develop significant new applications for a wide range of products and advanced technologies to enable our customers to improve their productivity, product quality and environmental performance. Together, Praxair's and CBI's business portfolios and synergies will provide the enterprise with considerable opportunities to support strong future sales and earnings growth.

      We are prepared to move promptly in connection with our proposal. We would be happy to meet with you and other members of your Board of Directors and senior management as soon as practicable to discuss our proposal in detail and to answer any questions you or they may have. We realize that your Board of Directors will want to carefully consider our proposal, but we do ask that the Board respond to us as soon as possible, and in any event by noon, on November 1, 1995.

      While we would very much prefer that a business combination of our companies be effected pursuant to the negotiation of a merger on the terms we have proposed, you and your Board should appreciate that if your Board rejects our proposal to negotiate a merger, we reserve the right to propose directly to the shareholders of CBI a cash offer for CBI by Praxair.

      We look forward to hearing the response of your Board of Directors after it has reviewed our merger proposal.

                                       Sincerely,


                                        /s/ H.W. Lichtenberger
                                        H.W. Lichtenberger

      On October 29, 1995, Praxair issued a press release, which set forth the foregoing letter and indicated that Praxair had proposed a merger to the Board.

      On October 30, 1995, Praxair commenced litigation against the Company and the members of the Board in the Delaware Court of Chancery, seeking among other things, an order (i) compelling the Board to redeem the Rights or to amend the Rights Agreement so as to make the Rights inapplicable to any acquisition proposal which equals or exceeds Praxair's proposed merger and (ii) declaring that the Board is in breach of its fiduciary duty by continuing to deploy the Rights Agreement.

      On October 31, 1995, Mr. Jones telephoned Mr. Lichtenberger to indicate that (i) the Company would not respond to Mr. Lichtenberger's October 27th letter by Praxair's deadline of noon on November 1, 1995 and
(ii) the Board would consider in due course the matters contained in Mr. Lichtenberger's October 27th letter.

      On November 1, 1995, Praxair announced that it intended to commence and on Friday, November 3, 1995, Praxair did commence, a tender offer to purchase all outstanding Shares at a price of $32.00 per Share, net to the seller in cash, without interest thereon upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1995 and the related Letter of Transmittal (which together constituted the "Praxair Offer").

      On November 6, 8 and 14, 1995, the Board met with its legal and financial advisors to review the Praxair Offer. On November 16, 1995, the Company filed a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Commission stating that the Board unanimously recommended that the Company's stockholders reject the Praxair Offer and not tender any Shares pursuant thereto. The Schedule 14D-9 also stated that the Company was in the preliminary stages of discussion and negotiation concerning a possible extraordinary transaction involving the Company, having entered into confidentiality and standstill agreements concerning the furnishing of confidential information to parties indicating an interest in such a transaction and having responded to due diligence inquiries. The Schedule 14D-9 stated that, in addition, the Company had preliminary discussions with other parties regarding their potential interest in such a transaction.

  On November 17, 1995, Praxair sent the following letter to the Company:

                                          November 17, 1995


Mr. John E. Jones
Chairman, President
  and Chief Executive Officer
CBI Industries, Inc.
800 Jorie Boulevard
Oak Brook, Illinois  60521-2268

Dear John:

      As CBI Industries, Inc. ("CBI") indicated in its Solicitation/Recommendation Statement on Schedule 14D-9, dated November 16, 1995, CBI is actively exploring alternatives to maximize shareholder value. In that regard, CBI has (i) entered into agreements concerning the furnishing of confidential information to other parties, (ii) responded to due diligence inquiries and (iii) had preliminary discussions with other parties regarding such other parties' potential interest in entering into, among other things, an extraordinary transaction with CBI.

      As stated in my letter to you, dated October 27, 1995, our offer to acquire CBI at $32 per share is based on publicly available information. We object strongly to the provision by CBI of non-public information relating to CBI or any of its subsidiaries and access to any individuals within CBI or any of its subsidiaries to any other party interested in the purchase of or a business combination with CBI without the contemporaneous provision of such information and access to Praxair, Inc. ("Praxair").

      We believe that in connection with any discussions regarding the possible sale of CBI, it is the fiduciary duty of the CBI Board of Directors to maximize the value of CBI for its shareholders. We additionally believe that to do so (and to properly discharge such fiduciary duty) the CBI Board of Directors must, among other things, ensure that all interested parties are placed on a "level playing field" with regard to non-public information and access to individuals. In this regard, Praxair is prepared to promptly enter into a standard confidentiality agreement, which agreement would not, of course, contain any inappropriate provisions restricting our ability to make offers to or otherwise communicate with CBI or its shareholders.

      In addition, we are amending our complaint in Delaware to require that CBI maintain a "level playing field" and provide non-public information and access to individuals on a comparable and contemporaneous basis.

      Please provide to us such a confidentiality agreement and, subsequent to the execution thereof, any non-public information and access to individuals which have already been provided to other interested parties. Additionally, please implement proper procedures to ensure that Praxair receives at least contemporaneously all such non-public information and access to individuals provided to other interested parties in the future.

                                          Very truly yours,



                                          /s/ H. William Lichtenberger
                                          H. William Lichtenberger


      On November 21, 1995, Praxair announced that it had received a request for additional information from the Federal Trade Commission ("FTC") pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), that it was in the process of complying with such request, and that the initial 15-day waiting period under the HSR Act had been extended.

      On December 5, 1995, Praxair and the Company entered into a confidentiality agreement. Among other things, the confidentiality agreement granted Praxair the right to review certain non-public information concerning the Company on a comparable basis to the access to such information provided by the Company to other third parties. The confidentiality agreement also provided that, except under certain conditions, neither Praxair nor any of its affiliates would acquire any securities of the Company pursuant to the Praxair Offer or otherwise at any time prior to January 15, 1996, or such earlier time as the Company entered into a definitive agreement with any party or parties, including Praxair, with respect to a transaction or transactions for the acquisition of all or a majority of the Company's assets or securities.

      Pursuant to the terms of the confidentiality agreement, Praxair was granted an opportunity to conduct a due diligence investigation of certain public and nonpublic information of the Company (which investigation included interviews with certain members of the Company's management). During the course of its review, Praxair was provided by the Company with, among other things, (i) certain financial information regarding each of the Company's businesses and (ii) certain consolidated Company projections for the period 1995 through 1998, which showed a compound annual growth rate for the projection period of 8%, 19% and 42% for revenues, income from operations, and net income to common stockholders, respectively.

      Such projections reflect various assumptions by the Company which may or may not prove to be accurate and there can be no assurance that such results will be realized. The

Company prepared such projections in connection with its exploration of alternatives to maximize stockholder value. Such projections were not prepared for, or with a view toward, dissemination to the public. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company or any other person that the projections will prove to be correct.

      On December 19, 1995 Praxair sent the following letter to the
Company:

                                          December 19, 1995


Mr. John E. Jones
Chairman, President
  and Chief Executive Officer
CBI Industries, Inc.
800 Jorie Boulevard
Oak Brook, Illinois  60522-7001

Dear John:

      As indicated to you during our telephone conversation this morning, Praxair is prepared to increase its offer to acquire CBI Industries to $33 a share subject to the Board of Directors of CBI accepting such proposal and CBI and Praxair entering into a mutually satisfactory merger agreement by 5:00 p.m., Thursday, December 21, 1995.

      Praxair is communicating this proposal to you at this time in the interest of bringing this matter to a prompt and satisfactory conclusion. We think that the underlying values for the businesses and operations of CBI can best be preserved if this matter is resolved without any further significant delay.

      We understand that your Board of Directors will want to carefully consider our proposal and obtain the opinion of its investment bankers as to the fairness of the proposed price of $33 per share. However, as you can appreciate, with a proposal of this sort, time is of the essence. Therefore, if our proposal is not accepted by the deadline set forth above, it will be withdrawn, in which case Praxair would intend to continue with its tender offer for shares of CBI at $32 per share. Furthermore, you should appreciate that Praxair reserves the right in the future to reduce the price it is offering in its tender offer if the businesses and operations of CBI are impaired as a result of any prolonged delay in the resolution of this matter.

      I continue to be hopeful that you and your Board of Directors will accept our offer, and we look forward to receiving your prompt response.

                                          Sincerely,



                                          /s/ H. William Lichtenberger
                                          H. William Lichtenberger

      On December 22, 1995, Praxair issued a press release announcing that, at the request of the Board of the Company, it had extended the deadline for its proposed expedited merger agreement at $33.00 per Share with the Company until 1:00 p.m. Eastern time on Friday, December 22.

      Also on December 22, 1995, Praxair issued a press release announcing that discussions were underway with the Company regarding Praxair's expedited $33.00 per Share merger offer.

      Also on December 22, 1995, the Board met and unanimously approved the Merger Agreement, the Amended Praxair Offer and the Merger, determined that each of the Amended Praxair Offer and the Merger are fair to and in the best interests of the Stockholders of the Company and voted to recommend that the stockholders of the Company accept the Amended Praxair Offer. On the same day, the Board of Directors of Praxair approved the Merger Agreement. The Merger Agreement was thereafter executed on December 22, 1995 by Praxair, the Purchaser and the Company, and Praxair and the Company issued a joint press release announcing the execution of the Merger Agreement.

      On December 28, 1995, the Purchaser and Praxair amended the Praxair Offer as required by the Merger Agreement. Also on December 28, 1995, the Company filed an amendment to its Schedule 14D-9, containing, among other things, (i) the recommendation of the Board that the stockholders of the Company accept the Amended Praxair Offer and (ii) the opinion of Lehman Brothers Inc. and Merrill Lynch & Co., its financial advisors, that the consideration to be received by the stockholders of the Company pursuant to the Amended Praxair Offer and the Merger is fair to such stockholders from a financial point of view.

      Praxair had accepted for payment 41,094,108 Shares pursuant to the Amended Praxair Offer.

           RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

      At a meeting of the Board on December 22, 1995, the Board determined that the Amended Praxair Offer and the Merger are fair to and in the best interests of the Company and its stockholders. The Board recommended that the Company's stockholders accept the Amended Praxair Offer and tender their Shares pursuant to the Amended Praxair Offer.

      In reaching its conclusions with respect to the Amended Praxair Offer, the Board considered a number of factors, including the following:

                        1. The terms and conditions of the Amended Praxair Offer and the Merger Agreement, including the price to be paid in the Amended Praxair Offer and the Merger;

                        2. The written opinions of Lehman Brothers Inc. and Merrill Lynch & Co. that as of the date of such opinions the $33.00 per Share to be received by the stockholders of the Company pursuant to the Amended Praxair Offer and the Merger is fair to such stockholders from a financial point of view (copies of such opinions setting forth assumptions made and matters considered and limitations set forth by Lehman Brothers Inc. and Merrill Lynch & Co. are included as Exhibits B and C hereto, respectively, and stockholders are urged to read such opinions in their entirety);

                        3. The recommendation of management of the Company that the Amended Praxair Offer and the Merger be approved;

                        4. The directors' knowledge of the Company's business, financial condition, results of operations, current business strategy and future prospects, the nature of the markets in which the Company operates, the Company's position in such markets, and the efforts by the Company's management, with the advice and assistance of its legal and financial advisors, to explore other possible transactions involving the Company; and

                        5. The historical and current market prices for the Shares.

      The Board also considered communications from a third party indicating an interest in discussing an acquisition of the Company's industrial gas business for $2.05 billion, which amount could include the assumption of debt. Such party indicated it was interested only in pursuing an acquisition of such business and not an acquisition of any of the Company's other businesses or of the Company as a whole. The Board considered the responses to its search for potential buyers of the Company's non-gas businesses and the possibility of distributing such businesses to the Company's stockholders by means of a dividend, including the views of its financial advisors with respect to the range of potential market values of such businesses. The Board determined to recommend the Amended Praxair Offer after taking into account the foregoing, the fact that there was no assurance that a definitive agreement with such third party for the disposition of the industrial gas business could have been negotiated, as well as the uncertainties, costs and delays associated with a disposition of the Company's businesses in separate transactions, including the uncertainty related to the value at which the securities of the non-gas businesses would trade following the public distribution thereof.

      The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Amended Praxair Offer, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

      At the December 22, 1995 meeting of the Board, the Board also approved the Amended Praxair Offer and the Merger for the purposes of eliminating the application of Section 203 of the DGCL, and also approved the Amended Praxair Offer and the Merger for purposes of Article Tenth and Article Fifteenth of the Restated Company Certificate. The Board also authorized an amendment to the Rights Agreement (the "December Rights Agreement Amendment") to amend the definition of "Permitted Tender Offer" such that a "Permitted Tender Offer" is any offer which the Board, in its sole discretion and subject to any conditions the Board deems proper, determines to be a Permitted Tender Offer. The Board further determined that the Amended Praxair Offer constitutes a "Permitted Tender Offer" for so long as the Merger Agreement was not terminated. The Board further determined to defer until further action of the Board the occurrence of a "Distribution Date". The December Rights Agreement Amendment, dated as of December 22, 1995, was subsequently executed by the Company and the Rights Agent.

      On January 16, 1996, the directors of the Company executed a unanimous written consent in lieu of a meeting of the Board, pursuant to which Mr. H. William Lichtenberger, Mr. John A. Clerico, Mr. Edgar G. Hotard and Mr. David H. Chaifetz were elected to the Board. On the same day, all the directors of the Company (other than the four newly-elected directors and other than Mr. John F. Riordan and Mr. Robert G. Wallace) resigned from the Board. On January 17, 1996, the reconstituted Board authorized an amendment to the Rights Agreement (the "January Rights Agreement Amendment") to amend the definition of (i) "Exempt Person" such that both Praxair and the Purchaser are included as "Exempt Persons" and
(ii) "Distribution Date" such that it shall be such date as may be determined by action of the Board. The January Rights Agreement Amendment, dated as of January 18, 1996, was subsequently executed by the Company and the Rights Agent.

                       OPINIONS OF FINANCIAL ADVISORS

      The Company has engaged Lehman Brothers Inc. ("Lehman Brothers") and Merrill Lynch & Co. ("Merrill Lynch," and together with Lehman Brothers, the "Financial Advisors") to act as its financial advisors with respect to the proposals made by Praxair, and any alternatives thereto, and to render their opinions as to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Amended Praxair Offer and the Merger.

      On December 22, 1995, in connection with the evaluation of the Merger Agreement, the Amended Praxair Offer and the Merger by the Board, Lehman Brothers and Merrill Lynch made a presentation to the Board with respect to the consideration to be offered to the stockholders of the Company in the Amended Praxair Offer and the Merger and delivered their opinions that, as of the date of such opinions, and subject to assumptions, factors and limitations set forth in such written opinions as described below, the consideration to be offered to the stockholders of the Company in the Amended Praxair Offer and the Merger is fair, from a financial point of view, to such stockholders.

      The full text of the written opinions of Lehman Brothers and Merrill Lynch, each dated December 22, 1995, which set forth assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers and Merrill Lynch, are included as Exhibit B and Exhibit C, respectively, to this Information Statement, and are incorporated herein by reference. The summary of the opinions of the Financial Advisors set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinions.

      No limitations were imposed by the Company on the scope of the
Financial Advisors' investigation or the procedures to be followed by the Financial Advisors in rendering their opinions. The Financial Advisors were not requested to and did not make any recommendation to the Board as to the form or amount of consideration to be offered to the stockholders of the Company in the Amended Praxair Offer and the Merger, which was determined through arm's-length negotiations between the Company and Praxair in which the Financial Advisors assisted in the Company. The Financial Advisors' opinions are for the use and benefit of the Board and were rendered to the Board in connection with its consideration of the Amended Praxair Offer and the Merger. The Financial Advisors' opinions do not constitute a recommenda-tion to any of the Company's stockholders as to whether to accept the consideration offered to such stockholder in the Amended Praxair Offer and the
Merger.   The Financial Advisors were not requested to opine as to, and their opinions do not address, the Company's underlying business decision to proceed with or effect the Amended Praxair Offer and the Merger.

      In arriving at their opinions, the Financial Advisors reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Amended Praxair Offer and the Merger, (ii) such publicly available information concerning the Company and Praxair which the Financial Advisors believed to be relevant to their inquiry, (iii) financial and operating information with respect to the business, operations and prospects of the Company furnished to the Financial Advisors by the Company including, without limitation, certain projections prepared by the Company, (iv) a trading history of the Company's common stock and a comparison of that trading history with those of other companies that the Financial Advisors deemed relevant, (v) a comparison of the historical financial results and present financial condition of the Company with those of other companies that the Financial Advisors deemed relevant, and (vi) a comparison of the financial terms of the Amended Praxair Offer and the Merger with the financial terms of certain other transactions that the Financial Advisors deemed relevant. In addition, in arriving at their opinions, the Financial Advisors placed considerable emphasis on the results of efforts to solicit indications of interest from third parties with respect to an acquisition of all or part of the Company or other strategic transactions involving the Company. The Financial Advisors also had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as they deemed appropriate.

      In arriving at their opinions, the Financial Advisors assumed and relied upon the accuracy and completeness of the financial and other information used by them without assuming any responsibility for independent verification of such information. The Financial Advisors further relied upon the assurances of management of the Company that they were not aware of any facts that would make such information inaccurate or misleading. With regard to the financial projections of the Company provided to the Financial Advisors by the management of the Company, the Financial Advisors assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at their opinions, the Financial Advisors did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. The opinions of the Financial Advisors state that they are necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinions.

      In connection with their presentation to the Board and advising the Board of their opinions on December 22, 1995, the Financial Advisors performed certain financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at their fairness opinions, the Financial Advisors did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the Financial Advisors believe that their analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinions. In their analyses, the Financial Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Analysis of Selected Publicly Traded Comparable Companies.   Using
publicly available information, the Financial Advisors compared selected financial data of the Company with similar data of selected publicly traded companies engaged in businesses considered by the Financial Advisors to be comparable to those of the Company. Specifically, the Financial Advisors included in their review AGA AB, Airgas Inc., Air Products & Chemicals, The BOC Group, Fluor Corp., Foster Wheeler Corp., Jacobs Engineering Group, L'Air Liquide S.A., Linde Group, Morrison Knudson Corp., Matrix Services, McDermott Int'l., Pitt-Des Moines Inc. and Praxair, Inc. (the "Comparable
Universe").   The Financial Advisors calculated, among other things, current market price per share as a multiple of the latest reported twelve months ("LTM") earnings per share ("EPS"), 1995 EPS estimate, 1996 EPS estimate and the latest reported book value per share. The 1995 and 1996 EPS estimates were based on the median of publicly-available earnings estimates made by research analysts as provided by First Call Investor Service. The Financial Advisors also calculated total equity market value plus net debt as a multiple of each of LTM revenues, earnings before interest and taxes ("EBIT") and EBIT plus depreciation and amortization expenses ("EBITDA"). The results of these calculations were used to impute a range of values by applying the multiples derived from the calculations to the Company's financial data.

      Because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the companies included in the Comparable Universe, the Financial Advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and the companies included in the Comparable Universe that would affect the public trading values of the Company and such comparable companies.

     Analysis of Selected Comparable Transactions. Using publicly available information, the Financial Advisors compared selected financial data (including total equity market value as a multiple of LTM net income and book value and total equity market value plus net debt as a multiple of revenues, EBIT and EBITDA) for the Company with similar data for selected transactions deemed by the Financial Advisors to be relevant. Using the same methodology as in the analysis of comparable companies, the multiples derived from this analysis were used to impute a range of values for the Company.

      Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the selected acquired companies analyzed, the Financial Advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Amended Praxair Offer and the Merger that would affect the acquisition values of the Company and such acquired companies.

      Discounted Cash Flow Analysis. The Financial Advisors calculated the present value of the future streams of unleveraged after-tax cash flows that the Company would be expected to produce over a ten year period. The analysis utilized financial projections through 1998 provided by the Company's management and relied on certain assumptions with respect to the Company's future business and operations beyond such date reviewed by and discussed with the Company's management. After-tax cash flows were calculated as the after-tax EBIT before amortization ("EBITA") plus depreciation less net changes in non-cash working capital and capital expenditures. The Financial Advisors calculated terminal values for the Company by applying to projected EBITA and EBITDA a range of multiples based on the analysis of the trading multiples of the Comparable Universe, analysis of the selected comparable transactions and on the Financial Advisors' general experience in mergers and acquisitions. The cash flow streams and terminal values were then discounted to present values using a range of discount rates which were chosen based on several assumptions regarding the cost of capital of the Company and its businesses.

      Breakup Analysis. The Financial Advisors also analyzed the Company's possible value under a breakup analysis, examining a wide variety of scenarios under which the Company's different businesses could be sold for cash or stock or could be separated and spun-off to trade publicly. These transactions were examined under a variety of tax scenarios, including some or all transactions being taxable transactions and subtracting estimated tax liabilities from the value ranges. The estimated costs of breaking up the Company were also subtracted from the value ranges, including costs related to refinancing debt, fulfilling severance obligations, dividing the Company's Employee Stock Ownership Plan among the employees in the respective businesses and paying transaction fees. For purposes of the analysis, the Financial Advisors relied upon tax data (including as to basis) provided by the Company. The Financial Advisors marketed the separate businesses to a number of interested parties and used the information resulting from this process in performing this analysis to assess potential realizable values.

      Each of Lehman Brothers and Merrill Lynch is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Lehman Brothers and Merrill Lynch because of their expertise, reputation and familiarity with the Company and because their investment banking professionals have substantial experience in transactions similar to the Amended Praxair Offer and the Merger.

      Each of Lehman Brothers and Merrill Lynch has previously rendered certain financial advisory and investment banking services to the Company, for which it has received customary compensation. Pursuant to the terms of an engagement letter agreement, dated November 14, 1995, between Lehman Brothers, Merrill Lynch and the Company, the Company has paid fees totalling $5,500,000 ($250,000 of which constituted a retainer fee) to Lehman Brothers and fees totalling $5,500,000 ($250,000 of which constituted a retainer fee) to Merrill Lynch as compensation for the services rendered by each in connection with the Amended Praxair Offer and the Merger. In addition, the Company has agreed to reimburse the Financial Advisors for their reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred by them in connection with their engagement, and to indemnify the Financial Advisors and certain related persons against certain liabilities in connection with their engagement, including certain liabilities that may arise under the federal securities laws.

      In the ordinary course of their respective businesses, each of Lehman Brothers and Merrill Lynch actively trades in the securities of the Company and Praxair for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


                        INTERESTS OF CERTAIN PERSONS

      Certain existing and former members of the Company's management and Board (as well as other employees of the Company) have certain interests that are described below that may present them with actual or potential conflicts of interest in connection with the Merger.

      Four designees of Praxair -- H. William Lichtenberger, John A. Clerico, Edgar G. Hotard and David H. Chaifetz -- were elected to the Board following consummation of the Amended Praxair Offer. Such designees did not own any Shares as individuals as of the Record Date.

STOCK OPTIONS AND RESTRICTED STOCK


      Pursuant to the Merger Agreement, (i) each outstanding stock option ("Company Option") under the Company's Stock Option Plan and the Company's 1995 Stock Option Plan (collectively, the "Option Plans"), which was then not exercisable became exercisable in full immediately prior to the consummation of the Amended Praxair Offer and (ii) each option (and related stock appreciation right) under the Option Plans outstanding immediately prior to the Effective Time, whether or not then exercisable, will be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between $33.00 and the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option (such payment to be net of applicable withholding taxes).

      Pursuant to the Merger Agreement, the CBI Restricted Stock Award Plan
(1978), the CBI 1983 Restricted Stock Award Plan, the CBI 1989 Restricted Stock Award Plan and the CBI 1994 Restricted Stock Award Plan (the "Restricted Stock Plans") terminated following the purchase of Shares pursuant to the Amended Praxair Offer. Under the terms of the Restricted Stock Plans, all restrictions on Shares granted under such plans lapsed following a termination of such plans after a Change in Control (as defined therein). The acquisition by Praxair of beneficial ownership of 10% or more of the Shares constituted a "Change in Control" for purposes of the Restricted Stock Plans.

      All of the executives and officers of the Company exercised their Company Options (other than those options that became exercisable pursuant to the Merger Agreement) prior to the consummation of the Amended Praxair Offer. Each of the executives and officers of the Company tendered all of his unrestricted Shares (including Shares obtained pursuant to the Restricted Stock Plans and the Option Plans) in connection with the Amended Praxair Offer. All Company Options that became exercisable pursuant to the Merger Agreement and all restricted Shares that became unrestricted Shares upon termination of the Restricted Stock Plans shall be canceled immediately prior to the Effective Time and entitle the holder thereof to cash.

STOCK AWARDS

      The Compensation Committee of the Board approved certain awards under the CBI 1994 Restricted Stock Award Plan (the "1994 Restricted Stock Plan") effective immediately prior to the termination of the 1994 Restricted Stock Plan. Specifically, the Compensation Committee resolved that 94.1% of each award based on 1995 performance would be deemed earned and would be paid in cash upon termination of the 1994 Restricted Stock Plan, and all awards based on performance for fiscal years 1996 and 1997 would be awarded as if payable in full and would be paid in cash. Pursuant to the Merger Agreement, the Restricted Stock Plans terminated upon purchase of Shares pursuant to the Amended Praxair Offer. Pursuant to the terms of the Restricted Stock Plans, restrictions on restricted stock issued under such Restricted Stock Plans lapsed upon termination of such Restricted Stock Plans. The following awards became payable in full and were paid in cash to the following persons who were then directors and executive officers of the Company: J.E. Jones $489,878.40; L.E. Akin $171,457.44; C.E. Willoughby $73,481.76; A.J.
Schneider $44,089.06; C.O. Ziemer $73,481.76.

TERMINATION AGREEMENTS

      Agreements between the Company and Messrs. Jones, Akin, Willoughby, Schneider and Ziemer provide for each executive's continued employment for a three-year period (or to age 65, if earlier) following a Change in Control of the Company (the "Change in Control Agreements"). "Change in Control" is defined as the occurrence at any time of any of the following events: (a) an Acquiring Person (as defined below) has become such; or (b) Continuing Directors (as defined below) cease to comprise a majority of the Board. The term "Acquiring Person" means any Person (as defined therein) who or which, together with all Affiliates (as defined therein) and Associates (as defined therein) of such Person, shall be the Beneficial Owner (as defined therein) of 10% or more of the Shares then outstanding (subject to certain exceptions), but shall not include an Exempt Person (as defined therein).
The term "Continuing Director" means any member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to March 4, 1986 and means any person who subsequently becomes a member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, if (a) such person's nomination for election or election to the Board is recommended or approved by resolution of a majority of the Continuing Directors or (b) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board consists of Continuing Directors.

      Compensation and benefits for the three-year period are based generally on the executive's compensation and benefits before the Change in Control, subject to stipulated increases, and are payable in a lump sum on a discounted present value basis upon either (i) termination by the Company of the executive's employment for any reason other than death, disability or wilful and material breach of the agreement during such period, or (ii) resignation of the executive following any of (a) a significant change in the executive's authorities or duties, (b) a reduction in the executive's total compensation or (c) any other breach of the executive's Change in Control Agreement. Such benefits payable upon a termination of employment following a Change in Control also include a cash payment equal to (a) the fair market value of any restricted stock awards which are forfeited as a result of such termination, and (b) with respect to any stock option that ceases to be exercisable or which terminates, a payment equal to the excess of the fair market value of the stock subject to such option over the option exercise price. The Change in Control Agreements also contain "gross up" provisions pursuant to which the executive will be paid additional amounts to reimburse such executive for all excise taxes payable pursuant to Code Section 4999 with respect to so-called golden parachutes, which additional payments will also include those amounts necessary to permit the executive to pay all income and excise taxes payable with respect to all such additional payments.

      Pursuant to addenda to their respective Change in Control Agreements with the Company, L.E. Akin and C.E. Willoughby also entered into Change in Control Agreements with their employers, Chicago Bridge & Iron Company ("CBIC") and Liquid Carbonic Industries Corporation ("LCI"), respectively, wholly owned subsidiaries of the Company. Messrs. Akin's and Willoughby's Change of Control Agreements become effective upon either a Change in Control of the Company or a Change in Ownership of CBIC or LCI, as the case may be. A "Change in Ownership" of CBIC or LCI means an occurrence of an event pursuant to which the ultimate right to elect the directors of CBIC or LCI, as the case may be, is not exercisable by the Company or another entity which directly or indirectly acquires stock of CBIC or LCI, as the case may be, in a leveraged buyout in which the senior management of the Company participates. Upon the earlier of a Change in Control in the Company, or a Change in Ownership of CBIC or LCI, as the case may be, the executive officer must, within 30 days of such change, notify both its immediate employer and the Company as to which employment arrangement the executive wishes to apply to his employment.

      The acquisition by Praxair of beneficial ownership of approximately 94% of the Shares constituted a Change in Control and a Change in Ownership pursuant to the Change in Control Agreements. On December 29, 1995, the following executive officers of the Company received the following lump sum payments as a portion of payments that would be payable pursuant to the Change in Control Agreements: J.E. Jones $4,647,298; L.E. Akin $2,014,729; C.E. Willoughby $1,643,362; A.J. Schneider $1,041,790; C.O. Ziemer $1,118,887; Octavo Siuto $1,345,824; Larry Cooper $1,153,683; Steve Duffy
$757,798.


                    CERTAIN EFFECTS OF THE CONSUMMATION
                         OF THE OFFER ON THE SHARES

      If the Merger is consummated, Stockholders will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any. Following the Merger, the Company plans to take all necessary actions (i) to de-register the Shares under the Securities Exchange Act of 1934, as amended, and (ii) to delist and de-register the Shares from the New York Stock Exchange (the "NYSE").


                          STRUCTURE OF THE MERGER

      In the Merger, each issued and outstanding Share (other than Shares owned by Praxair, Purchaser or any other subsidiary of Praxair and each Dissenting Share) will be converted into the right to receive the Merger Consideration. Each Share issued and outstanding and owned by Praxair, the Purchaser or any other subsidiary of Praxair and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist. Each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one issued and outstanding share of common stock of the Surviving Corporation. The Company will thereupon become a subsidiary of Praxair and Praxair will own the entire common equity interest in the Company.

      The acquisition of the Shares is structured as a cash merger, with the Company as the Surviving Corporation, to ensure that Praxair will acquire all outstanding Shares from all public holders thereof without materially disrupting the Company's operations.


                          FINANCING OF THE MERGER

      The Purchaser estimates that the total amount of funds required to purchase the number of Shares outstanding on a fully diluted basis and to pay fees and expenses related to the Amended Praxair Offer and the Merger will be approximately $1.5 billion of which approximately $1.36 billion was paid to purchase Shares tendered pursuant to the Amended Praxair Offer.
The Purchaser has obtained such funds and plans to obtain additional necessary funds, if any, through capital contributions or advances made by Praxair. Praxair plans to obtain the necessary funds for such capital contribution, together with funds necessary to refinance any existing borrowings of Praxair and its subsidiaries and the Company and its subsidiaries that become payable as a result of completion of the Amended Praxair Offer or the Merger, pursuant to borrowings in the commercial paper market or under the Credit Agreement (as defined herein).

      On December 7, 1995, Praxair entered into a definitive $2,500,000,000 Credit Agreement (the "Credit Agreement") among Praxair, the banks party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, and Chemical Bank, as Administrative Agent and Auction Agent. On January 12, 1996, the Credit Agreement became effective and the Commitments (as defined in the Credit Agreement) of the banks thereunder became available to Praxair. To date, no borrowings have been made under the Credit Agreement.

                     ACCOUNTING TREATMENT OF THE MERGER


      The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values.


            CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

      Pursuant to the Merger Agreement, Praxair, the Purchaser and the Company dismissed, with each party bearing its own costs and litigation expenses, all proceedings pending between themselves and their affiliates and to sign and deliver such further papers as may be necessary in connection with such dismissals.

      On October 30, 1995, four purported Stockholders commenced litigation in the Delaware Court of Chancery against the Company and the Board, alleging that the Board has violated its fiduciary duties to the Company's stockholders by failing to pursue a possible transaction with Praxair and employing the Rights Agreement to prevent Praxair from acquiring the Company. Two additional Stockholder complaints were filed October 31 and November 1. Each of these complaints seeks relief on behalf of a purported class consisting of all Stockholders. In addition to injunctive and declaratory relief, the Stockholder plaintiffs seek to recover damages on behalf of the alleged class and an award of attorneys' fees. The Company believes the foregoing actions are without merit, particularly in light of the Merger Agreement and other transactions agreed upon between Praxair and the Company subsequent to the filing of such actions.

      Antitrust. On November 21, 1995, Praxair announced that it had received a request for additional information from the FTC pursuant to the HSR Act, that it was in the process of complying with such request, and that the initial 15-day waiting period under the HSR Act was extended. Praxair has reached an agreement with the staff of the FTC concerning a settlement and consent order, which the FTC announced on January 11, 1996 had received the approval of the Commissioners of the FTC. Pursuant to the agreement, Praxair has signed a consent order which requires divestiture, within 12 months, of the merchant industrial gases assets and businesses of the Company's liquid oxygen, nitrogen and argon production facilities in Vacaville, CA; Irwindale, CA; Bozrah, CT; and Madison, WI.

      No other U.S. federal or state regulatory requirement must be complied with and no other approval must be obtained in connection with the Merger.

               CERTAIN FEDERAL TAX CONSEQUENCES OF THE MERGER

      The following is a summary of the principal federal income tax consequences of the Merger to Stockholders who hold their Shares as capital assets. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations ("Regulations") and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively.

      The tax consequences of the transfer of Shares by a holder pursuant to the Merger will depend on the holder's particular facts and circumstances. This discussion is for general information purposes only and may not apply to Stockholders who are subject to special treatment under the Code, such as (but not limited to) foreign persons, retirement plans, regulated investment companies and dealers in securities. It does not cover the special tax consequences that may apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is not intended to address any aspects of state, local, foreign or other tax laws. The discussion assumes that the Company is not a collapsible corporation under section 341 of the Code.

      The receipt of cash from the Purchaser for Shares pursuant to the Merger will be a taxable sale for federal income tax purposes (and also may be a taxable sale under applicable state, local or foreign tax laws). In general, a Stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received for the Shares and the holder's adjusted tax basis in such Shares. Gain or loss must be determined separately for each identifiable block of Shares (i.e., shares acquired at the same time and at the same price in one transaction) converted into cash in the Merger. Provided the Shares constitute capital assets in the hands of the holder thereof such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale pursuant to the Merger, the Shares were held for more than one year. The deduction of any capital loss may be limited under the Code.

      Unless a Stockholder complies with certain reporting and certification procedures or is an exempt recipient under applicable withholding provisions of the Code and Regulations, such holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Merger. This tax is not an additional tax, but is treated as a payment of the taxpayer's federal income tax and may be refunded if the taxpayer has otherwise satisfied its federal income tax liability and the taxpayer complies with the applicable requirements for obtaining a refund. Stockholders should consult their brokers or the Paying Agent to ensure compliance with such procedures. Foreign Stockholders should consult their own tax advisors regarding withholding taxes in general.


      THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL THE POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, STOCKHOLDERS ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM

UNDER FEDERAL, STATE, LOCAL OR OTHER TAX LAWS AND THE EFFECT OF ANY CHANGE IN THE APPLICABLE TAX LAWS SINCE THE DATE HEREOF.


                            THE MERGER AGREEMENT

      The following is a summary of the Merger Agreement, a copy of which is attached hereto as Exhibit A. Such summary is qualified in its entirety by reference to the text of the Merger Agreement.

      The Amended Offer. Pursuant to the Merger Agreement, Praxair and the Purchaser agreed, subject to certain conditions, to amend the Praxair Offer
(i) to increase the price per Share to be paid pursuant to the Praxair Offer from $32.00 per Share to $33.00 per Share, net to the seller in cash, without interest thereon , (ii) to amend and restate the conditions to the Praxair Offer, (iii) to amend the Praxair Offer such that the Amended Praxair Offer and withdrawal rights would expire at 12:00 midnight, New York City time, on Thursday, January 11, 1996 and (iv) to provide for the Merger as promptly as is practicable following the consummation of the Amended Praxair Offer.

      Company Actions. Pursuant to the Merger Agreement, the Company approved of and consented to the Amended Praxair Offer and represented that
(i) the Board, by vote of all directors at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth in the Merger Agreement, unanimously (x) determined that each of the Amended Praxair Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company and (y) approved the Merger Agreement and the transactions contemplated thereby, including the Amended Praxair Offer and the Merger, and recommended acceptance of the Amended Praxair Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company and (ii) Merrill Lynch & Co. and Lehman Brothers Inc., the Company's financial advisors, rendered to the Board their respective opinions that the consideration to be received by the stockholders of the Company pursuant to the Amended Praxair Offer and the Merger is fair to such stockholders from a financial point of view.

      Pursuant to the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Amended Praxair Offer which represent at least a majority of the Shares (on a fully diluted basis) and from time to time thereafter, Praxair and the Purchaser became entitled to designate members of the Board such that Praxair and the Purchaser would have a number of representatives on the Board, rounded up to the next whole number, equal to the product of (x) the total number of directors on the Board multiplied by (y) the percentage of the outstanding Shares beneficially owned by the Purchaser or its affiliates. The Company agreed, upon request by Praxair or the Purchaser, to promptly increase the size of the Board to the extent permitted by the Restated Company Certificate and, if necessary, secure the resignations of such number of directors as would be necessary to enable Praxair's designees to be elected to the Board and cause Praxair's designees to be so elected.

      Following the election or appointment of Praxair's designees and prior to the Effective Time, any action to be taken by the Board with respect to the Merger Agreement will require approval by a majority of those directors of the Company who have not been designated by Praxair or the Purchaser. Until the Effective Time, the Company and Praxair will use all reasonable efforts to retain as members of the Board at least two directors who at the time are neither officers of Praxair or the Company (or any of their respective affiliates), nor designees of the Purchaser (or any of its affiliates), nor stockholders or affiliates of Purchaser (or any respective affiliate).

      The Merger. The Merger Agreement provides that in accordance with the provisions thereof, at the Effective Time, the Purchaser will be merged with and into the Company, and the Company will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the State of Delaware. At the Effective Time, the separate corporate existence of the Purchaser shall cease.

      Pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Shares, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Praxair, the Purchaser of any other subsidiary of Praxair or Shares which are held by dissenting stockholders exercising appraisal rights pursuant to Section 262 of the
DGCL) will be converted into the right to receive, without interest, $33.00 in cash. Each Share issued and outstanding and owned by Praxair, the Purchaser or any other subsidiary of Praxair, and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist. For a description of certain appraisal rights available to stockholders under Delaware law in connection with the Merger, see "THE SPECIAL MEETING -- Dissenters' Rights of Appraisal" and Annex A.

      As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser or the holder thereof, each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one issued and outstanding share of common stock of the Surviving
Corporation.

      Pursuant to the Merger Agreement, each share of 7.48% Cumulative Preferred Stock, Series D of the Company, par value $1.00 per share, and each share of $6.75 Cumulative Preferred Stock, Series E of the Company, par value $1.00 per share, which immediately prior to the Effective Time is issued and outstanding shall remain outstanding and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the Restated Company Certificate.

      Under the Merger Agreement, the Company agreed to take all actions necessary to provide that, immediately prior to the consummation of the Amended Praxair Offer, each outstanding option ("Company Option") to purchase Shares under the Company's Stock Plans (as defined in the Merger Agreement) which is not then exercisable would be exercisable in full and each Company Option (and each related stock appreciation right) outstanding prior to the Effective Time pursuant to any of the Stock Plans, whether or not then exercisable, will be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between $33.00 (or such greater amount which might have been paid pursuant to the Amended Praxair Offer) and the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option (such payment to be net of applicable withholding taxes).

      The Merger Agreement also provides that, subject to certain exceptions, (i) the Stock Plans would terminate immediately following the purchase of Shares pursuant to the Amended Praxair Offer and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be deleted as of the Effective Time and
(ii) the Company will use all reasonable efforts to ensure that following the Effective Time no holder of Company Options or any participant in the Stock Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

      The Merger Agreement provides that the Restated Company Certificate will be the Certificate of Incorporation of the surviving corporation until thereafter amended as provided by law and that the by-laws of the Purchaser in effect at the Effective Time will be the by-laws of the Surviving Corporation until thereafter amended as provided by law.

      Under the Merger Agreement, subject to applicable law, the directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

      Pursuant to the Merger Agreement, the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

      Agreements of the Company, Praxair and the Purchaser. Pursuant to the Merger Agreement and subject to certain terms therein, from the date of the Merger Agreement until the Effective Time, the Company has agreed to, upon reasonable notice, afford Praxair's officers, employees, counsel, accountants and other representatives access during normal business hours to its properties, books, contracts and records and, during such period, furnish promptly all information concerning its business, properties and personnel as may be reasonably requested.

      Under the Merger Agreement, from and after the Effective Time, Praxair will indemnify, defend and hold harmless each present and former officer, director and employee of the Company, determined as of the Effective Time, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and the Restated Company Certificate or the Company's by-laws to indemnify such Person.

      Pursuant to the Merger Agreement, for a period of not less than five years after the Effective Time, Praxair has agreed that it shall use all reasonable efforts to maintain the Company's existing directors' and officers' liability insurance policy and employee benefit fiduciary liability insurance (provided that Praxair may substitute therefor policies of substantially similar coverage and amounts containing terms which are no less advantageous); provided, however, that Praxair is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the premiums paid as of the date of the Merger Agreement by the Company for such insurance.

      Pursuant to the Merger Agreement, Praxair has agreed that, for the period of one year commencing on the consummation of the Amended Praxair Offer, the employees of the Company and its subsidiaries and former employees of the Company and its subsidiaries, other than employees covered by collective bargaining agreements, will continue to be provided with benefits under employee benefit plans with a value which is not less in the aggregate than that currently provided by the Company and its subsidiaries to such employees.

      Conditions to the Merger. Under the Merger Agreement, the respective obligations of Praxair and the Purchaser to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which (other than the Minimum Tender Condition (as defined in the Merger Agreement) may be waived in whole or in part by Praxair or the Purchaser, as the case may be, to the extent permitted by applicable law: (a) the Merger Agreement shall have been duly approved by the vote of stockholders of the Company necessary to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, in accordance with applicable law, the Restated Company Certificate and the by-laws of the Company; (b) the Purchaser shall have purchased Shares pursuant to the Amended Praxair Offer; (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (d) no United States or state court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement; (e) the Company shall have fulfilled its obligations under the Merger Agreement in connection with Company Options, Stock Plans and the Rights Agreement.

      Under the Merger Agreement, the obligations of the Company to consummate the Merger are subject to the fulfillment of each of the same conditions as stated in the previous paragraph (except for Condition (e)), any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

      Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company, by the mutual consent of Praxair and the Company, by action of their respective Boards of Directors.

      Amendment. Subject to applicable law, the Merger Agreement may be modified or amended by written agreement of Praxair, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein.


                               TRADING PRICES

      The Shares are listed and traded on the NYSE under the trading symbol "CBI". On December 21, 1995, the last full day of trading prior to the date of the public announcement of the execution of the Merger Agreement and the announcement that Praxair had submitted to the Company a proposal to acquire all outstanding Shares for $33.00 cash per Share, the high and low sales prices per share of the Shares as reported on the NYSE were $32.125 and $32.375, respectively.

      On December 27, 1995, the last full day of trading prior to the commencement of the Amended Praxair Offer, the high and low sales prices per share for the Shares as reported on the NYSE were $32.875 and $32.750, respectively. Share prices are as reported on the NYSE based on published financial sources. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      According to information available to the Company as of the Record Date, the following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding stock.

                                              Amount and
   Title             Name and Address       Nature of Bene-           Percent
  of Class           of Beneficial Owner    ficial Ownership         of Class

Common Stock         Praxair, Inc.            41,173,408(1)            94%
                     39 Old Ridgebury Road
                     Danbury, CT  06810-5113

__________
(1) Praxair directly owns 79,200 Shares and indirectly owns 41,094,208 Shares through the Purchaser, including 41,094,108 Shares acquired pursuant to the Amended Praxair Offer.


                      SECURITY OWNERSHIP OF MANAGEMENT
                               OF THE COMPANY

      Mr. H. William Lichtenberger, Mr. John A. Clerico, Mr. Edgar G. Hotard and Mr. David H. Chaifetz, who were elected to the Board as designees of Praxair, may be deemed to beneficially own Shares. Each of them disclaims beneficial ownership of such Shares. According to information available to the Company as of the Record Date, each current director and executive officer of the Company tendered his or her Shares in the Amended Praxair Offer, and therefore has no beneficial ownership of any Shares.


                       INDEPENDENT PUBLIC ACCOUNTANTS

      It is not expected that representatives of Arthur Andersen will be present at the Special Meeting.


                  OTHER MATTERS TO COME BEFORE THE MEETING

      No other matters are intended to be brought before the meeting by the Company nor does the Company know of any matters that are expected to be properly brought before the meeting by others.


                  INCORPORATION OF DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference into this Information Statement the following documents previously filed with the Commission pursuant to the Exchange Act:

      1. Company's Annual Report on Form 10-K for the year ended December 31, 1994;

      2. Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1995; June 30, 1995; and September 30, 1995;

      3. Company's Current Reports on Form 8-K dated April 5, 1995, April 21, 1995 and September 5, 1995.

      In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement. A copy of any document incorporated by reference herein (including any exhibit incorporated by reference in any such document) may be obtained without charge by any person receiving this Information Statement, upon written or oral request, by contacting the Company at 800 Jorie Boulevard, Oak Brook, Illinois 60521-2268, Attention:
Secretary; telephone: (708) 572-7000. Such copy will be sent by first class mail or other equally prompt means within one business day after receipt of such request.


                                        By Order of the Board of Directors,



                                              _____________________________
                                                    Secretary

Dated _______ __, 1996

                                                                    ANNEX A





                        SUMMARY OF APPRAISAL RIGHTS

      The holders of the Shares are entitled to appraisal rights under
Section 262 of the DGCL ("Section 262"). Section 262 is reprinted in its entirety herewith. All references in Section 262 and in this summary to a "Stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in the Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

      The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. This discussion and Section 262 should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

      Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of the Shares must be delivered to the Company at the address set forth below prior to the vote of the Company's Stockholders on the Merger. Voting against, abstaining from voting or failing to vote on the Merger Agreement and the Merger will not constitute a demand for appraisal within the meaning of Section 262.

      Stockholders electing to exercise their appraisal rights under
Section 262 must not vote for approval and adoption of the Merger Agreement and of the Merger.

      The demand for appraisal must be executed by or for the Stockholder of record, fully and correctly, as such Stockholder's name appears on the certificate or certificates representing his or her Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

      A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial Owners of Shares as to which such person is the record owner. In such cases the written demand for appraisal must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

      A Stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to:

      CBI Industries, Inc.
      800 Jorie Boulevard
      Oak Brook, Illinois  60521-2268

      The written demand for appraisal must specify the Stockholder's name and mailing address, the number of Shares owned, and that the Stockholder is thereby demanding appraisal of his or her Shares.

      Within 120 days after the date on which the Merger becomes effective (the "Merger Date") any Stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of all holders of Shares who have so complied with such conditions. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which Stockholders are entitled to appraisal rights and will appraise the Shares owned by such Stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any,
to be paid upon the amount determined to be the fair value.   In
determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., decided February 1, 1983, the Delaware Supreme Court, in discussing the considerations that could be taken into account in determining fair value in an appraisal proceeding, stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation may be considered."

      Within 120 days after the Merger Date, any holder of Shares who has complied with the requirements for exercise of appraisal rights as discussed above and stated in Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or, if later, within 10 days after the expiration of the period for delivery to the Company of appraisal demands.

      Stockholders considering seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger if they do not seek appraisal of their Shares. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and assessed against such parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting Stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

      Any Stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Merger Date, be entitled to vote for any purpose the Shares subject to such demand or to receive any dividends or other distributions on such Shares, except for any dividends or distributions payable to Stockholders of record at a date prior to the Merger Date.

      At any time within 60 days after the Merger Date, any Stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered pursuant to the Merger; after this period, the Stockholder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Merger Date by any Stockholder who has demanded appraisal, such Stockholder's rights to appraisal will cease, and such Stockholder will be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any Stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                   SECTION 262 OF THE GENERAL CORPORATION
                        LAW OF THE STATE OF DELAWARE

Sec. 262.   Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Sec. 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d)  Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation, a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.
Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors.
In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the
pendency of the proceeding.   Upon application by the surviving or
resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.